Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-185096) on Form S-8 of Power Solutions International, Inc. of our report dated March 11, 2013, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Power Solutions International, Inc. for the year ended December 31, 2012.

/s/ MCGLADREY LLP
McGladrey LLP

Chicago, Illinois

September 13, 2013